Exhibit 19.1

POLICY ON INSIDER TRADING

SBC MEDICAL GROUP HOLDINGS INCORPORATED

Company “insiders” are subject to individual responsibilities and restrictions in addition to the responsibilities and obligations of the company itself. An “insider” of a company is a person who is a director, officer, contractor, employee, advisor or consultant in possession of nonpublic material information regarding a company, as well as, in some circumstances, a shareholder owning 5% or more of the company’s stock. If you have been provided with a copy of the Policy on Insider Trading (“Policy”) of SBC Medical Group Holdings Incorporated (“Company”), you are subject to the rules contained herein. Accordingly, as Insiders of the Company, you are subject to restrictions imposed by federal securities laws with respect to purchases and sales of the Company’s shares.

THE BASICS

No person may trade in a company’s securities if the person has material information, which has not yet been publicly disclosed.

Person:

directors, officers, advisors, consultants, contractors and employees at all levels within the Company (and, in addition, persons outside the Company who receive information regarding the Company from insiders).

Trade:	transactions involving the purchase or sale of company stock, exercise of company options (except as described herein) and warrants, puts, calls and other company securities.

Material Information:	information that a reasonable investor would consider important, as part of the total mix of available information, in reaching his or her investment decision.

Publicly Disclosed:	disclosed broadly to the marketplace (such as by a company press release or an SEC filing) and the investing public has had time to absorb the information fully.

So long as you are an Insider, the rules contained herein apply to:

•
You;
•
Your family members who reside with you; and
•
Any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in company securities).

You are responsible for the transactions of these other persons, and therefore, you should make them aware of these procedures and their need to confer with you before they engage in any transaction subject to these procedures. As used in this Policy, "you" means any individual or entity subject to the policies and procedures described herein.

The consequences of illegal insider trading are severe and can result in civil and criminal liability, as well as disciplinary action by the Company. In addition, a person can be held responsible for the trading violations of others if inside information is passed on, resulting in insider trading by others. Penalties can include:

For Individuals:

•
Civil penalties up to three times the profit gained or loss avoided (including, in certain circumstances, from persons who “control” the primary violator).
•
Private remedy against insider trading for benefit of persons who traded in the same securities contemporaneously.
•
Maximum of 30 years imprisonment.
•
Fines of up to $5 million for individuals.

For Entities:

•
Civil penalties of $1,000,000 or three times the profit gained or loss avoided (including, in certain circumstances, from persons who “control” the entity), whichever is greater;
•
Criminal penalties of up to $25,000,000.

Any of the above consequences would seriously harm the reputation and career of the offender, as well as the Company. The size of a transaction in violation of this Policy has no impact on potential insider trading liability, SEC investigations and lawsuits. Additionally, if the Company concludes an employee has violated this Policy, the Company may dismiss the or commence other disciplinary actions against the violating employee, whether the act was intentional or not.

INSIDER TRADING EXPLAINED

No Trading or Acting on Inside Information

If you are aware of material nonpublic information relating to the Company, you may not, either directly or through family members or other persons or entities:

•
Buy or sell securities of the Company (other than as explained herein); or
•
Make a gift of Company securities; or
•
Engage in any other action to take personal advantage of that information; or
•
Pass that information on to others outside the Company, including family and friends.

Also, if you learn of material nonpublic information about another company with which the Company does business, including a customer or supplier, you may not trade in the other company's securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent, personal reasons (such as the need to raise money for an emergency expenditure) are not exempted from these rules. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.

When Information Becomes Public

Information is not deemed to become "public" until the information has been disclosed broadly to the marketplace (such as by Company press releases or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, information will not be considered fully absorbed by the marketplace until the first day after the date on which the information has been publicly disclosed.

Examples:

If the Information is Announced:	You May Begin Trading:
Monday	Tuesday
Friday	Monday
Friday Before a Monday Holiday	Tuesday

What Constitutes Material Information

Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that might reasonably be expected to affect the Company's stock price, whether it is positive or negative, should be considered material. Some examples of information that would ordinarily be regarded as material are:

•
Projections of future earnings or losses, or other earnings guidance;
•
Earnings that are inconsistent with the consensus expectations of the investment community;
•
A pending or proposed merger, acquisition or tender offer;
•
A pending or proposed acquisition or disposition of a significant asset;
•
A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•
A change in management;
•
Development of a significant new product or process;
•
Impending bankruptcy or the existence of severe liquidity problems;
•
The gain or loss of a significant customer or supplier; or
•
Imminent issuance of a new patent

Anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

Whether information is “material” may be difficult to determine. For this reason, you are urged to contact company counsel if you have any questions as to whether any particular information is or is not material.

No Individual Disclosure of Information

You may not disclose information about the Company to anyone outside the Company, including family members and friends, and you may not discuss the Company or its business in an internet "chat room" or similar internet-based forum.

Transactions by Non-Residents

The same restrictions apply regardless of whether a person is resident within the United States.

Other Prohibited Transactions

The Company considers it improper and inappropriate for any director, officer or other employee of the Company to engage in speculative transactions in the Company's securities or other transactions which might give the appearance of impropriety. A broker or a person whom you deem to be investment savvy, may suggest one of the following, more sophisticated types of transactions; however, they are prohibited. If you are unsure about the type of transaction that has been suggested to you, please contact company counsel. These types of transactions include:

•
Derivative Securities. This involves transactions with warrants. You may not engage in transactions in puts, calls or other derivative securities based on the Company's securities.
•
Hedging Transactions. The best way to understand hedging is to think of it as insurance. When people decide to hedge, they are insuring themselves against a negative event. This doesn't prevent a negative event from happening, but if it does happen and you're properly hedged, the impact of the event is reduced. So, hedging occurs almost everywhere, and we see it everyday. For example, if you buy house insurance, you are hedging yourself against fires, break-ins or other unforeseen disasters. Ask your broker or company counsel for details. Hedging transactions in the Company’s securities are not permitted.
•
Margin Accounts and Pledges. You may not purchase Company securities on margin, or borrow against any account in which Company securities are held, or pledge Company securities as collateral for a loan.

•
Trading in securities on a short-term basis. Company securities purchased in the open market (i.e., not via obtained via an employee stock option or employee stock purchase plan) should be held for six months at minimum. Prior written consent from the Company must be obtained by any employee desiring to sell Company securities that were purchased in the open market and that have not been owned for greater than six months. A written request for such consent from the Company must be requested at least three (3) business days prior to the proposed sale, and cannot be requested more than five (5) days prior to the proposed sale.

Transactions Under Company Plans

Stock Option Exercises. These rules do not apply to your cash exercise of an employee stock option given to you under and in connection with the Company’s Stock Incentive Plan or similar plan from time to time in effect, unless the exercise includes a sale of stock that is part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Exception for Approved 10b5-1 Plans (See also separate 10b5-1 Plan Policy). Trades by members of the Board of Directors, officers or employees in the Company’s securities that are executed pursuant to an approved 10b5-1 trading plan (a “Trading Plan”) are not subject to the prohibition on trading on the basis of material non-public information contained in this Policy or to the restrictions set forth herein relating to pre-clearance procedures and blackout periods.

Federal securities laws allow affirmative defenses from insider trading liability under SEC Rule 10b5-1 for trading plans that meet certain requirements. Insider trading lawsuits may still be brought against individuals trading under such a Trading Plan. This Policy permits individuals to adopt SEC Rule 10b5-1 compliant Trading Plans with brokers for trading of the Company’s securities and the exercise of options upon prior written approval by the Company. The Company may also choose to review a proposed Trading Plan, and reserves the right to reject a Trading Plan if it so chooses.

Revocation/Amendments to Trading Plans. Amendments of a Trading Plan may not occur once a Trading Plan is in place, except as approved by Company counsel. Revocations of a Trading Plan may occur upon written notice to the broker, but only if the individual is not aware of any material non-public information of the Company at the time of revocation. However, if the individual terminates the Trading Plan after the first option exercise or stock sale, then the individual must cancel all outstanding Trading Plans and agree not to enter into another Trading Plan until six months after termination of the Trading Plan.

Under certain circumstances, a Trading Plan must be revoked or suspended by the Company. This includes circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Company is authorized to notify the broker in such circumstances.

HOW TO TRADE

Pre-Clearance Requirement

While you are subject to these rules, you may not engage in any transaction involving the Company's securities (including a stock plan transaction such as an option exercise, gift, loan or pledge, contribution to a trust, or any other transfer) without first obtaining pre-clearance of the transaction from both the Chief Financial Officer and either (a) the General Counsel or (b) other officer designated by the Chief Financial Officer. A request for pre-clearance should be submitted to one of these persons at least three days in advance of the proposed transaction. The Chief Financial Officer, General Counsel and other officer designated by the Chief Financial Officer are under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade, and they will have no liability for any refusal to permit a trade or for any delay in making or communicating a decision.

Trading Windows

You are prohibited from Buying, selling or otherwise effecting transactions in any stock or other securities of the Company or derivative securities thereof EXCEPT during pre-announced trading windows. Trading windows open on the following dates:

Trading Window Opens:	At the open of market of the trading day after the date on which the public disclosure is made of the Company’s financial results for a preceding calendar quarter or year (“Public Disclosure”).
Trading Window Closes:

The close of market on the day which is forty (40) days after the date on which the Trading Window opens. Provided however, with respect to the Public Disclosure for a calendar quarter other than the last quarter of the fiscal year, if the final day of this forty (40) day period is later than the day which is seven (7) days prior to the end of the Company’s fiscal quarter, the Trading Window shall close on the eighth day prior to the end of the Company’s fiscal quarter. Provided, further, with respect to the Public Disclosure for the last quarter of the fiscal year, if the final day of this forty (40) day period is later than the end of the following month in which Public Disclosure is made, the Trading Window shall close on the last day of the next month in which Public Disclosure is made.

Event-Specific Blackouts

From time to time, an event may occur that is material to the Company and is known by only a few individuals inside the Company. If you are one of those individuals, or if it would appear to an outsider that you were likely to have had access to information about such an event, then you will not be allowed to trade in the Company's securities so long as the event remains material and nonpublic.

Also, the Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trades are unlikely to be pre-cleared while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market. The existence of an event-specific blackout may not be announced. If you request pre-clearance of a transaction in the Company's securities during an event-specific blackout, you will be informed of the existence of a blackout period, but you may not be advised of the reason for the blackout.

If you are made aware of the existence of an event-specific blackout you should not disclose the existence of the blackout to any other person. Whether or not you are designated as being subject to an event-specific blackout you still have the obligation not to trade while aware of material nonpublic information.

The prohibitive rules described herein and imposed by the Company upon you as a term of your employment or retainer cease to apply to your transactions in Company securities upon the expiration of any "blackout period" in existence at the time of the termination of your service as a director, executive officer, employee or consultant. Be aware that many of the federal rules may continue to apply to you after the termination of your service with the Company.

COMPANY ASSISTANCE

Compliance with this Policy by all employees is of the utmost importance both for the employee and for the Company. Due to the serious consequences of illegal insider trading, we urge you to err on the side of caution and contact our General Counsel with any and all questions regarding this topic. Ultimately, however, the responsibility for adhering to Insider Trading rules and avoiding unlawful transactions rests with you.

AMENDMENTS

Officers of the Company may, from time to time, make non-substantive amendments to this Insider Trading Policy (including, without limitation, substitution of the names of the appropriate contact persons within the Company) without prior approval of the Company’s Board of Directors.

.

ADOPTED: 6th day of September 2024.

AMENDED: 4th day of August 2025